Exhibit 11.1     Statement re:  Calculation of Earnings (Loss) per Share

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                                                                           Year ended June 30,
(In thousands except per share amounts)                                 1995       1994      1993
                                                                      --------   --------   -------



Net income (loss)  for calculation of earnings per share              $  9,388   $  2,714   ($49,055)
                                                                      ========   ========   ========


Average number of common and common equivalent shares:
   Weighted average common shares outstanding                           17,419     16,500     15,650
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method      2,763          *          *
      Convertible preferred stock                                           --        123         --
   Convertible debentures                                                   --          *          *
                                                                      --------   --------   --------
Common and common equivalent shares used in the
   calculation of net income per share:                                 20,182     16,623     15,650
                                                                      ========   ========   ========


Earnings (Loss) per share:                                            $   0.47   $   0.16   ($  3.13)
                                                                      ========   ========   ========



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* Antidilutive

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